EXHIBIT 9


                      Addendum to Administration Agreements
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         Effective  July  1,  1995,  the   Administration   Agreements   between
Investment Company Administration Corporation and Bailard Biehl & Kaiser Fund Group and Bailard, Biehl & Kaiser International Fund Group, Inc., dated April 1, 1994 and October 1, 1991, respectively, are hereby amended as follows:

1.       Paragraph 7 of the Agreements.

                    7. Compensation. As compensation for services rendered by the Administrator during the term of this agreement, each Fund will pay to the Administrator an annual fee equal to $32,500, payable monthly by the fifth day of the next month.


2.       Schedule 1 of the Agreements.

         A.   Administration

                1.  Legal

                    Paragraphs b., d., e., f., g. and I. are omitted from the schedule of services to be provided. Paragraph c. is revised to read as follows:

                    c.  Maintain   corporate   calendars  covering  the  matters
          referred to herein.


         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the day and year first written above.


BAILARD, BIEHL & KAISER FUND GROUP and BAILARD, BIEHL & KAISER INTERNATIONAL FUND GROUP, INC.


By:  /s/ Tina Thomas
     ----------------
         Tina Thomas

Title:   Treasurer
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INVESTMENT COMPANY ADMINISTRATION CORPORATION

By:  /s/ Eric M. Banhazl
     -------------------
         Eric M. Banhazl

Title:   Senior Vice President
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